UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)		September 11, 2013

SELECTIVE INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	001-33067	22-2168890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Wantage Avenue, Branchville, New Jersey		07890
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(973) 948-3000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

Selective Insurance Group, Inc. (the “Company”) announced today that John J. Marchioni has been appointed President and Chief Operating Officer, effective September 10, 2013. Gregory E. Murphy retains the titles of Chairman and Chief Executive Officer. A copy of the press release dated September 11, 2013 announcing Mr. Marchioni’s appointment is attached hereto as Exhibit 99.1.

(e) Compensatory Arrangements of Certain Officers

Selective Insurance Company of America (“SICA”), a wholly-owned subsidiary of the Company, entered into a new Employment Agreement (the “Employment Agreement”) with John J. Marchioni (the “Executive”), as of September 10, 2013, coincident with the appointment of Mr. Marchioni as President and Chief Operating Officer of the Company. Upon execution of the Employment Agreement, Mr. Marchioni’s previous employment agreement with SICA was terminated.

The following table summarizes the principal provisions of the Employment Agreement. Defined terms used in this table, but not defined in this Report, have the meanings given to them in the Employment Agreement.

Term	Initial three year term ends on September 9, 2016, automatically renewed for additional one year periods unless terminated by either party with written notice.
Compensation	Base salary of $725,000 as of September 10, 2013 and a one-time grant of Restricted Stock Units (“RSUs”) under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan as amended and restated in 2010, having a monetized value on the date of the grant of $600,000 to be formally granted on the fifth (5th) business day after the Commencement Date. Provided the Executive remains employed with the Company, these RSUs will cliff-vest three (3) years from the date of the grant.
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, defined benefit pension plan and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of the Company or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other executives of SICA are generally entitled.
Severance and Benefits on Termination without Change in Control	•	For Cause or Resignation by Executive other than for Good Reason: Salary and benefits accrued through termination date.
	•	Death or Disability: Two times: (i) Executive’s salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.
	•	Without Cause by SICA, Relocation of Office over 50 Miles (without Executive’s consent), Resignation for Good Reason by Executive:
		o	Two times: (i) Executive’s salary; plus (ii) average of three most recent annual cash incentive payments, paid in 12 equal installments.
		o	Medical, dental, vision, disability, and life insurance coverage in effect for Executive and dependents until the earlier of 24 months following termination or commencement of equivalent benefits from a new employer.
	•	Stock Awards: Except for termination for Cause or resignation by the Executive other than Good Reason, immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses.
Severance and Benefits on Termination after Change in Control	For termination without Cause or resignation for Good Reason by Executive within two years following a Change in Control, Executive is entitled to:
	•	Severance payment equal to the product of 2.99 and the greater of: (i) Executive’s salary plus target annual cash incentive payment; or (ii) Executive’s salary plus the average of Executive’s annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.
	•	Medical, dental, vision, disability, and life insurance coverage in effect for Executive and dependents until the earlier of period of 36 months following termination or commencement of equivalent benefits from a new employer.
	•	Stock awards, same as above, except that the initial number of cash incentive units is increased by 150%.
Release; Confidentiality and Non-Solicitation	•	Receipt of severance payments and benefits conditioned upon:
		o	Entry into release of claims; and
		o	No disclosure of confidential or proprietary information or solicitation of employees to leave the Company or its subsidiaries for a period of two years following the termination of the Employment Agreement.

This summary table description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between Selective Insurance Company of America and John J. Marchioni, dated as of September 10, 2013

99.1	Press Release of Selective Insurance Group, Inc. dated September 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTIVE INSURANCE GROUP, INC.

Date: September 11, 2013	By:	/s/ Michael H. Lanza
Michael H. Lanza Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Selective Insurance Company of America and John J. Marchioni, dated as of September 10, 2013
99.1	Press Release of Selective Insurance Group, Inc. dated September 11, 2013